Effective April 25, 2006 Mr. Athanasios Skarpelos has acquired 1,562,500 restricted shares in a private transaction at a cost of $0.15 per share. The sellers of the shares were Mr. Yang Wu and Mr. Pei Ru Wu. Both Mr. Wu and Mr. Wu no longer have a beneficial ownership of securities in the company.
Mr. Skarpelos has 48.8 percent of the outstanding shares of the company and is now the controlling shareholder.

Effective April 25, 2006 Mr. Harvey Lalach has been appointed as President, CEO, Secretary and Treasure of the company. Additionally Mr. Lalach has been appointed as a Director of the Company. The present directors of the company, Mr. Yang Wu and Mr. Pei Ru Wu, intend to resign as directors and that will take effect upon the company having fulfilled its requirements under Rule 14F-1.
Mr. Yang Wu has resigned as President and CEO of the company on April 25, 2006 and Mr. Pei Ru Wu has resigned as
Chief Operating Officer of the company on April  25, 2006.